Exhibit 5.1

511 Union Street, Suite 2700	615.244.6380 main
P.O. Box 198966	615.244.6804 fax
Nashville, TN 37219-8966	wallerlaw.com

December 28, 2016

CapStar Financial Holdings, Inc.

201 4th Avenue North, Suite 950

Nashville, Tennessee 37219

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CapStar Financial Holdings, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 500,000 shares (“Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued under the CapStar Financial Holdings, Inc. Stock Incentive Plan (the “Plan”). We are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

As such counsel and in connection with this opinion letter, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates of public officials and other instruments, and have made such other and further investigations, in each case as we have deemed necessary or appropriate for purposes of this opinion letter. In such examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have also made such investigations of law as we have deemed necessary or appropriate for purposes of this opinion letter.

This opinion letter is limited to provisions of the Tennessee Business Corporation Act, as amended (the “TBCA”), and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. This opinion letter is rendered as of the date hereof, and we do not undertake, and we expressly disclaim, any duty to supplement or update the opinion rendered herein if, after the date hereof, facts or circumstances come to our attention or changes in law occur which could affect such opinion. We note specifically that the Shares may be issued from time to time hereafter and that the opinion rendered herein is limited to the TBCA as in effect on the date hereof. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the opinion rendered herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares, upon issuance and delivery in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP